SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D

        Under the Securities Exchange Act of 1934 (Amendment No. ------)
    ............................Original.....................................

(Name of Issuer) ............New Sky Communications, Inc.......................

(Title of Class of Securities) ........Common Stock............................

(CUSIP Number) .............. 648726 30 5.......................................

            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)
                  Patrick White, 36 West Main Street, Suite 710
                     Rochester, New York 14614 (585)232-1500

(Date of Event Which Requires Filing of This Statement) August 28, 2002

CUSIP No. .................648726 30 5........................................
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(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons.....

...................Charles M. LaLoggia..........................................
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(2) Check the Appropriate Box if a Member of a Group (See Instructions)........

(a)............................................................................
(b).X..........................................................................
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(3) SEC Use Only ..............................................................

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(4) Source of Funds (See Instructions) .....Personal funds (PF)................

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(5) Check if Disclosure of Legal Proceedings is Required Pursuant
     to Items 2(d) or 2(e)....
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(6) Citizenship or Place of Organization.........United States.................

 Number of Shares (7)Sole Voting Power........1,586,610........................
                  ---
 Beneficially ____________________________________________________________
 Owned (8)Shared Voting Power...................................................

 by Each ____________________________________________________________
 Reporting (9)Sole Dispositive Power..........1,586,610.........................
           ---
 Person ____________________________________________________________
 With (10)Shared Dispositive Power..............................................

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 (11)Aggregate Amount Beneficially Owned by Each Reporting Person
          1,586,610

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 (12)Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
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 (13)Percent of Class Represented by Amount in Row (11)
      17.4%

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 (14)Type of Reporting Person (See Instructions)
     IN

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

ITEM 1. SECURITY AND ISSUER.  Common Stock. New Sky Communications, Inc.
        36 West Main Street, Rochester, New York 14614
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ITEM 2. IDENTITY AND BACKGROUND. Charles M. LaLoggia, 457 Park Avenue,
Rochester, New York 14607. Registrant is the self-employed publisher of the Superstock Investor newsletter. During the last five years, Registrant has not been convicted in a criminal proceeding. During the last five years, Registrant was not a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and is not subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, nor a finding of any violation with respect to such laws. Registrant is a United States citizen.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION. The source of the funds used to acquire the securities is personal funds in the amount of $313,360.00.

ITEM 4. PURPOSE OF TRANSACTION.  Investment. No plans or proposals.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER. 1,586,610 common shares owned by Registrant. Shares represent 17.4% of Issuer's outstanding shares.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER. None.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.  None.




After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 29, 2002
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Date


/s/ Charles M. LaLoggia
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Signature

Charles M. LaLoggia
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Name/Title